Exhibit 10.1

March 2, 2013

Adam Remis:

Dear Adam,

Congratulations! Inn Suites Hospitality Trust is pleased to offer you the Chief Financial Officer's (CFO) position at InnSuites Hospitality Trust in Phoenix Arizona. The start date will be as soon as you are able, preferably no later than March 18, 2013.

Your first year total income will be a minimum of $139,000 plus a discretionary first fiscal year bonus of at least $5,000 in your first year.

Your bonus projection will start March 1, 2013. You will receive our full support to onboard you with our Auditor, former Controller, Cleveland attorneys and Bankers for fast success.

In addition the company will provide a company cell phone with free Sprint calling. If you wish we can transfer your old cell number to new Sprint and if you would ever wish, you could transfer this number away from the company phone Sprint since this number belongs to you. If you wish, the company will pay up to $100 for provider switch if you want to cancel your cell service at another provider.

In addition any out of town travel will be at the current reimbursement rate; currently this is $.48 per mile. If air travel is necessary we reimburse actual cost. Typically we use Southwest Airlines internet reservations as our airline of choice since they allow changes to tickets without penalty and their internet ticket costs are sometimes lower than other carriers. You and your staff are not authorized to sign contracts or agreements over $2000 or over 30 days.

InnSuites will pay for your CPA/CISA annual renewal and education hours to keep the license active during your tenure with InnSuites.

During your first year of employment, you will receive one week of personal time and two weeks of vacation. After one year you are eligible to participate in the 401K program for InnSuites Hotels.

After 30 days of employment you may join the InnSuites health insurance; COBRA paid by InnSuites until the start of the health insurance.

With prior written authorization and approval, InnSuites will pay for industry-related education and conferences that are measured with a verifiable ROI for your personal and InnSuites growth.

All provisions of the employee handbook and guidelines apply. Please review the Employee handbook and confirm by signing the receipt agreement in the Handbook.

Terms of this arrangement are confidential.

If you have any questions, please let me know. If this meets your approval, please sign and return a copy of this letter. We look forward to long and prosperous career together providing support to you and InnSuites' success. Welcome to InnSuites Hospitality Trust!

Sincerely,

InnSuites Hospitality Trust

/s/ Pamela Barnhill, President
Pamela Barnhill, President

/s/ Adam Remis
Approved, Adam Remis

Cc:	James Wirth, Chairman & CEO
Marc Berg, Executive Vice President